EXHIBIT 10.2

Higher One Holdings, Inc. Executive Severance Policy

(Approved on August 6, 2015)

1.

Purpose. The purpose of this Higher One Holdings, Inc. Executive Severance Policy (the “Policy”) is to provide certain severance payments to designated officers and other key executives and employees of the Company (as defined below) in the event of a qualifying termination of employment. This Policy shall not affect the right of the Company to terminate a Participant’s employment with or without Cause (as defined below). This Policy will become effective August 6, 2015.

2.	Additional Definitions.

a.	“Board” shall mean the Board of Directors of Holdings.

b.

“Cause” shall mean (i) the Participant’s material breach of any of his or her obligations under any written agreement with Holdings or any of its subsidiaries, (ii) the Participant’s material violation of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at his or her grade level, in each case, as they may be amended from time to time in the Company’s sole discretion, (iii) the Participant’s failure to substantially perform his or her duties to Holdings or its subsidiaries (other than as a result of physical or mental illness or injury), (iv) the Participant’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of Holdings or any of its subsidiaries, (v) the Participant’s fraud or misappropriation of funds, or (vi) the Participant’s commission of a felony or other serious crime involving moral turpitude.

c.

“Change in Control” shall mean any one person, or more than one person acting as a group (as determined under section 1.409A-(i)(5)(v)(B) of the federal tax regulations), acquires ownership of stock of Holdings that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Holdings.

d.	“COBRA” shall mean Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended.

e.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

f.

“Committee” shall mean the Compensation Committee of the Board or such other committee as the Board may designate to perform administrative functions under the Policy. The Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

g.	“Company” shall mean Holdings and its affiliates.

h.

“Disability” shall mean the Participant’s incapacity due to physical or mental illness or injury resulting in the Participant being unable, due to such incapacity or physical or mental illness, to perform the essential duties of his or her employment with reasonable accommodation for a period not less than one hundred eighty (180) days and shall be determined by the Company in its sole discretion.

i.

“Good Reason” shall mean the occurrence of any of the following events without the Participant’s written consent: (i) a material reduction in the Participant’s base salary, (ii) a material reduction in all of the Participant’s core responsibilities at the Company, (iii) a relocation of the Participant’s principal place of business to a location more than fifty (50) miles from his or her designated office location, or (iv) a material breach by the Company of any provision of this Policy; provided that, within ninety (90) days following the occurrence of any of the events described in clauses (i)-(iv) above, the Participant shall have delivered written notice to the Company of his or her intention to terminate employment for Good Reason, which notice shall specify in reasonable detail the circumstances claimed to give rise to his or her right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

j.	“Holdings” shall mean Higher One Holdings, Inc., a Delaware corporation, or any successor corporation.

k.

“Participant” shall mean each officer, other key executive or employee of the Company who has been designated in writing by the Committee to be eligible for the severance payments and benefits and other provisions of this Policy upon a qualifying termination of employment.

l.	“Termination Date” shall mean the date of the Participant’s termination of employment with the Company.

3.	Severance Payments.

a.

Subject to Section 4 and Section 5 of this Policy, other than a termination of employment covered under Section 3(b) of this Policy, in the event that the Participant’s employment is terminated (i) by the Company without Cause (other than as a result of death or Disability) or (ii) by the Participant for Good Reason, the Company will pay or provide to the Participant: (A) any base salary earned but not yet paid as of the Termination Date, any accrued vacation pay payable pursuant to the Company’s policies, and any documented accrued and unreimbursed business expenses in accordance with the Company’s policies, in each case payable in a lump sum within thirty (30) days following the Termination Date (the amounts and benefits, including payment terms and timing, set forth in this clause (A), the “Accrued Obligations”), and (B) (I) an amount equal to one (1) year of then-current base salary, payable in equal monthly installments in accordance with the Company’s customary payroll practices, (II) a prorated portion of the Participant’s annual incentive under the Company’s Short Term Incentive Plan (or any replacement plan or program) that would have become payable based on actual performance of the Company against the target(s) set by the Committee (subject to any downward discretion exercised by the Committee in respect of the annual incentives paid to the Company’s executive officers) in respect of the year of termination had the Participant’s employment continued, with such award prorated based on the number of days during the year of termination which preceded the Participant’s termination of employment, payable in a lump sum at such time as annual incentives for performance in the year of termination otherwise become payable to the Company’s executive officers and (III) subject to the Participant’s and/or the Participant’s eligible dependents’, as applicable, timely election of continuation coverage under COBRA, reimbursement on a monthly basis for the COBRA premiums paid by the Participant each month, through the twelfth (12th) calendar month that commences after the Termination Date, to receive COBRA benefits for the Participant and/or the Participant’s eligible dependents, in accordance with applicable law that the Participant and/or the Participant’s eligible dependents, as applicable, remain eligible for COBRA coverage (the amounts and benefits, including payment terms and timing, set forth in this clause (B), the “Severance Payments”).  The Severance Payments payable or provided pursuant to this Section 3(a) are subject to and conditioned upon (x) the Participant’s execution of a valid general release and waiver in a form reasonably acceptable to the Company, waiving all claims the Participant may have against the Company, its successors and assigns and its executives, officers and directors (the “Release”) and such Release becoming effective within thirty (30) days following the Termination Date and (y) Participant’s continuing compliance with the obligations set forth in Section 6 hereof (such conditions, the “Release and Covenant Conditions”).

b.

Subject to Section 4 and Section 5 of this Policy, in the event that the Participant’s employment is terminated within 75 days prior to or 12 months following a Change in Control (i) by the Company without Cause (other than as a result of death or Disability) or (ii) by the Participant for Good Reason, (A) all of the Participant’s then unvested options to purchase shares of common stock of Holdings, restricted common stock of Holdings and restricted stock units of Holdings and/or any awards resulting from adjustment, exchange or substitution pursuant to Section 10 of Holdings’ Amended and Restated 2010 Equity Incentive Plan and Section 11 of Holdings’ 2000 Stock Plan, as amended (each, an “Award”) shall immediately become exercisable or vest, as applicable, as of the later of the Termination Date or the date of the Change in Control and be settled in accordance with the terms of their respective grant agreements, and each stock option held by the Participant shall continue to remain outstanding until the earlier of (x) the twelve (12) month anniversary of the Termination Date and (y) the tenth anniversary date of the option grant (the amounts and benefits, including payment terms and timing, set forth in this clause (A), the “Equity Acceleration”) and (B) the Company will pay or provide to the Participant the Participant’s Accrued Obligations and Severance Payments. The Equity Acceleration and Severance Payments payable or provided pursuant to this Section 3(b) are subject to and conditioned upon the Participant’s compliance with the Release and Covenant Conditions. For purposes of Section 3(b)(A), any Awards that pursuant to their terms would otherwise be forfeited and cancelled upon a termination of employment prior to a Change in Control shall not be forfeited or cancelled at such time but will remain outstanding until the earlier of (x) the Change in Control, at which time the provisions of Section 3(b)(A) will take effect, and (y) the 76th day following the Termination Date, at which time such Awards will be forfeited and cancelled.

c.

Subject to Section 4 and Section 5 of this Policy, in the event of a sale of Company assets (other than a Change in Control), the Company will (together with the acquirer of such assets (the “Acquirer”)) determine the identity of the Participants affected by such asset sale (the “Affected Participants”) and:

i.

in the event an Affected Participant is offered and accepts employment by the Acquirer or any of its affiliates (each, an “Acquirer Entity”), (A) such Affected Participant shall receive the Affected Participant’s Accrued Obligations, (B) each of the Affected Participant’s then unvested options to purchase shares of common stock of Holdings and/or any awards resulting from adjustment, exchange or substitution of such unvested options pursuant to Section 10 of Holdings’ Amended and Restated 2010 Equity Incentive Plan and Section 11 of Holdings’ 2000 Stock Plan, as amended, shall immediately become exercisable as of the Termination Date and each stock option held by the Affected Participant shall continue to remain outstanding until the earlier of (x) the twelve (12) month anniversary of the Termination Date and (y) the tenth anniversary date of the option grant, (C) to the extent that the Affected Participant continues to be employed by the Acquirer Entities for twelve (12) months following the Termination Date or is terminated (x) by the Acquirer Entities without Cause (other than as a result of death or Disability) or (y) by the Affected Participant for Good Reason, the Company will cause all of the Affected Participant’s then unvested restricted common stock of Holdings and restricted stock units of Holdings and/or any awards resulting from adjustment, exchange or substitution of such restricted common stock or restricted stock units pursuant to Section 10 of Holdings’ Amended and Restated 2010 Equity Incentive Plan and Section 11 of Holdings’ 2000 Stock Plan, as amended, to vest and be settled in accordance with the terms of their respective grant agreements as of the twelve (12) month anniversary of the Termination Date and (D) to the extent that within twelve (12) months following the Termination Date, the Affected Participant’s employment with the Acquirer Entities is terminated without Cause by the Acquirer Entities or by the Affected Participant for Good Reason, the Affected Participant’s Severance Payments. For purposes of Section 3(c)(i)(C), any Awards that pursuant to their terms would otherwise be forfeited and cancelled upon a termination of employment with the Company shall not be forfeited or cancelled at such time but will remain outstanding until the earlier of (x) the twelve (12) month anniversary of the Termination Date, at which time the provisions of Section 3(c)(i)(C), will take effect, and (y) the termination of the Affected Participant’s employment with the Acquirer Entities by the Acquirer Entities for Cause, by the Affected Participant without Good Reason or as a result of death or Disability, at which time such Awards will be forfeited and cancelled. For purposes of this Section 3(c)(i), references to the Company shall be read as references to the Acquirer Entities in the definitions of Cause, Disability and Good Reason.

ii.

in the event an Affected Participant is offered but does not accept employment by the Acquirer Entities, (A) to the extent that the terms of such offer, if made by the Company, would have given rise to a right for the Affected Participant to terminate employment for Good Reason, such Affected Participant shall receive the Affected Participant’s Accrued Obligations and Severance Payments and (B) in all other cases, such Affected Participant shall receive the Affected Participant’s Accrued Obligations.

iii.	In the event an Affected Participant is not offered employment by the Acquirer Entities, the Affected Participant shall receive the Affected Participant’s Accrued Obligations and Severance Payments.

Any equity acceleration provided and/or Severance Payments made pursuant to this Section 3(c) is subject to and conditioned upon the Affected Participant’s compliance with the Release and Covenant Conditions.

d.

Subject to Section 4 and Section 5 of this Policy, in the event that the Participant’s employment is terminated (i) by the Company without Cause (other than as a result of death or Disability) or (ii) by the Participant for Good Reason in connection with the dissolution or liquidation of the Company, the Participant shall receive the Participant’s Accrued Obligations, Equity Acceleration and Severance Payments. The Equity Acceleration and Severance Payments provided pursuant to this Section 3(d) are subject to and conditioned upon the Participant’s compliance with the Release and Covenant Conditions.

e.

Subject to Section 4 and Section 5 of this Policy, in the event the Participant’s employment with the Company is terminated by reason of death or Disability, by the Participant without Good Reason or by the Company for Cause, the Company will pay or provide to the Participant the Participant’s Accrued Obligations.

f.	Except as provided in this Section 3, the Company shall have no additional obligations under this Policy upon a Participant’s termination of employment with the Company for any reason.

4.	Other Plans.

Except to the extent that any term of this Policy confer rights to severance payments and benefits that are more favorable to the Participant than are available under any other employee (including executive) benefit plan or executive compensation plan of the Company in which the Participant participates or under any agreement between the Company and the Participant (“Other Plans”), the Participant’s rights under any such Other Plan(s) shall be determined in accordance with the terms of such Other Plan (as it may be modified or added to by the Company from time to time), except as otherwise provided in Section 5 of this Policy, and the Participant will have no rights to the corresponding severance payment(s) and/or benefit(s) provided under Section 3 of this Policy. To the extent that any term of this Policy confer rights to severance payments and benefits under Section 3 of this Policy that are more favorable to the Participant than are available under any such Other Plan, the Participant’s rights under this Policy shall be determined in accordance with this Policy (as it may be modified or added to by the Company from time to time), and the Participant will have no rights to corresponding severance payment(s) and/or benefit(s) provided under any such Other Plan. Notwithstanding the foregoing, if any Other Plan in effect as of the effective date of this Policy provides for a timing or schedule of payments that differs from the timing or schedule of payments in this Policy, any severance payments and benefits provided under Section 3 of this Policy shall be paid in accordance with the timing and schedule of payments under such Other Plan, to the extent required for compliance with Section 409A (as defined below).

5.	Golden Parachute Payments.

Notwithstanding any other provision of this Policy or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Participant or for the Participant’s benefit pursuant to the terms of this Policy or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If Covered Payments are reduced, such Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero (0).

6.	Restrictive Covenants.

a.

Non-Solicitation.  During the Participant’s employment with the Company and for twelve (12) months thereafter, the Participant shall not, directly or indirectly, solicit or assist any other Person (as defined below) in soliciting any employee of the Company to perform services for any entity (other than the Company), attempt to induce any such employee to leave the employ of the Company, or hire or engage on behalf of himself or herself or any other Person any employee of the Company or anyone who was employed by the Company during the six (6) month period preceding such hiring or engagement.

b.

Confidentiality.  The Participant shall, during the Participant’s employment with the Company and thereafter, hold in strict confidence any proprietary or Confidential Information related to the Company.  For purposes of this Policy, the term “Confidential Information” shall mean all information of the Company (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.  Upon the termination of employment with the Company, the Participant shall not take, without the prior written consent of the Company, any Confidential Information, including without limitation any business plans, contact lists, strategic plans or reports or other document (in whatever form) of the Company, relating to its methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in the Participant’s possession.

c.

Non-Compete.  The Company would likely suffer significant harm from the Participant’s competing with the Company during employment with the Company and for some period of time thereafter.  Accordingly, during employment with the Company and for a period of twelve (12) months following termination of employment for any reason, directly or indirectly, the Participant shall not become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services relating to, the Business (as defined below) for any Person that is engaged in, or otherwise competes or has a reasonable potential for competing with the Business (as defined herein), anywhere in which the Company engage in or intend to engage in the Business or where the Company’s customers are located (whether or not for compensation).  For purposes of this Policy, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.  For purposes of this Agreement, the “Business” shall mean the Company’s current and planned offering and provision of products and services to its higher education institution clients and customers.

d.

Non-Disparagement.  During employment with the Company and for three (3) years thereafter, the Participant shall not defame or disparage the Company and its officers, directors, members or executives.  During employment with the Company and for three (3) years thereafter, the Participant shall cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company’s directors, members, officers or executives.

e.

Injunctive Relief.  It is impossible to measure in money the damages that will accrue to the Company in the event that the Participant breaches any of the restrictive covenants provided in this Section 6.  The foregoing shall not prejudice the Company’s right to require the Participant to account for and pay over to the Company the compensation, profits, monies, accruals or other benefits derived or received by the Participant as a result of any transaction constituting a breach of any of the restrictive covenants provided in this Section 6.

f.

Whistleblower. Notwithstanding anything herein to the contrary, nothing in this Policy or any other plan, arrangement or agreement of the Company shall (i) prohibit the Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the employer of any reporting described in clause (i); provided, however, that the Participant is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.

7.	Miscellaneous.

a.

Amendment.  This Policy may be amended from time to time by the Committee, provided that any such amendment may not adversely affect the rights of any person who is a Participant as of the date of such amendment without such Participant’s written consent of such Participant.

b.	Waivers. No waiver by any person of any breach of any provision of this Policy shall be deemed to be a waiver of any similar or dissimilar breach at the same or any other time.

c.

 Assignment.  Rights and obligations under this Policy are not assignable by the Participant, except as provided by will or operation of law or any plan, policy, program, arrangement or corporate governance document of, or other agreement with, the Company.  The Company’s rights and obligations under this Policy are assignable by the Company to any successor to the Company or an acquirer of all or substantially all of the assets of the Company.

d.

Successors; Binding Agreement; Third Party Beneficiaries.  This Policy will inure to the benefit of and be binding upon any permitted assignees of the parties hereto.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Policy in the same manner and to the same extent the Company would have been required to perform it if no such succession had taken place.  As used in this Policy, “the Company” shall mean both the Company as defined above and any such successor that assumes this Policy, by operation of law or otherwise.

e.	Governing Law. This Policy shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to its principals of conflict of law.

f.

Withholding.  The Company may withhold from any and all amounts payable under this Policy such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

g.

Section 409A Compliance.  The intent of the parties is that payments and benefits under this Policy comply with, or be exempt from, the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Policy shall be limited, construed and interpreted in accordance with such intent and, notwithstanding any other provision of this Policy, in accordance with this Section 7(g).  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Policy, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h) or any successor provision thereto.  It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor the Participant shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A; and if, as of the date of the “separation from service,” the Participant is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this section (whether under this Policy, or pursuant to any other agreement with or plan, program, payroll practice of the Company, including any Other Plan), is not exempt from Section 409A pursuant to Treasury Regulation Sections 1.409A-1(b)(4) and/or 1.409A-1(b)(9) and is due upon or as a result of the Participant’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A, until the date which is the earlier of  (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of the Participant’s death (the “Delay Period”) and this Policy and each such agreement, plan, program, or payroll practice including any Other Plan shall hereby be deemed amended accordingly.  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Policy or any other agreement with or plan, program, payroll practice of the Company, including any Other Plan, shall be paid or provided in accordance with the normal payment dates specified for them herein or therein.  All reimbursements and in-kind benefits provided under this Policy or otherwise to the Participant shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.  All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to the Participant shall in no event be paid later than the end of the calendar year next following the calendar year in which the Participant incurs such expense or pay such related tax.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred.

h.

No Right To Employment. Nothing in this Policy shall be construed as giving any person the right to be retained in the employment of the Company, nor shall it affect the right of the Company to dismiss a Participant without any liability except as provided in this Policy.

i.

No Duty to Mitigate. No employee shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Policy and, except as expressly provided in this Policy, amounts or other benefits to be paid or provided to a Participant pursuant to this Policy shall not be reduced by reason of the Participant’s obtaining other employment or receiving similar payments or benefits from another employer.

j.

Administration. This Policy shall be administered by the Committee. The Committee shall have full authority to administer this Policy, including authority to interpret and construe any provision of this Policy, and to adopt rules and regulations for carrying out this Policy. The interpretation and construction of any provision of this Policy by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur liability for any action taken in good faith in reliance upon the advice of counsel. No member of the Board or the Committee shall be liable to any Participant for any action, omission, or determination relating to this Policy.

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